EXHIBIT A

SCHEDULE OF TRANSACTIONS

Date of Transaction	Number of Shares Acquired	Price Per Share*	Low Price	High Price
September 27, 2017	50,000	$13.20	$13.20	$13.25
October 16, 2017	7,960	$13.23	$13.23	$13.25
October 17, 2017	14,700	$13.23	$13.15	$13.25
October 18, 2017	3,514	$13.25	$13.25	$13.25
October 19, 2017	5,000	$13.21	$13.15	$13.25
October 23, 2017	18,826	$13.23	$13.15	$13.25
October 24, 2017	40,000	$13.08	$12.98	$13.15
October 25, 2017	45,894	$12.99	$12.90	$13.25
October 27, 2017	2,400	$12.48	$12.35	$12.60
October 30, 2017	1,770	$12.45	$12.40	$12.50
October 31, 2017	3,200	$12.45	$12.35	$12.45
November 2, 2017	2,336	$12.41	$12.33	$12.45
November 3, 2017	610	$12.34	$12.31	$12.35

*The Price Per Share reported above is a weighted average price. The Shares were sold in multiple transactions at a range of prices as reflected in the table above. Upon request, the Reporting Persons undertake to provide the Issuer, any security holder of the Issuer, or the SEC full information regarding the Shares purchased at each separate price within the ranges set forth above.